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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                          PRIMEDEX HEALTH SYSTEMS, INC.
                          -----------------------------
               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)


     We, the undersigned, as President and Secretary, respectively, of Primedex Health Systems, Inc., hereby certify that:

     1. The name of the corporation is Primedex Health Systems, Inc. (the "Corporation"). The name under which the Corporation was formed is CCC Franchising Corp.

     2. The date the Certificate of Incorporation was filed by the Department of State was October 21, 1985.

     3. The Corporation's Certificate of Incorporation is amended by this Certificate of Amendment to change the name of the Corporation to RadNet, Inc., to change the total number of shares of Capital Stock which the Corporation shall have authority to issue by increasing the number of authorized shares of Common Stock and Preferred Stock, to decrease the par value of the Common Stock and Preferred Stock from $.01 per share to $0.0001 per share and to effect a two
(2) into one (1) reverse stock split of the outstanding Common Stock.

     4. To effect the foregoing, Article FIRST of the Certificate of Incorporation relating to the corporate name is hereby amended to read in its entirety as follows:

          FIRST: The name of the Corporation is "RadNet, Inc."

     5. To effect the foregoing, Paragraph (a) of Article FOURTH of the Certificate of Incorporation relating to the Capital Stock is hereby amended to read in its entirety as follows:

          FOURTH: (a) The total number of shares of Capital Stock which the Corporation shall have authority to issue is Two Hundred and Thirty Million (230,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.0001 per share, and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.0001 per share, which shares of Preferred Stock shall be issuable in one or more classes or series.

     6. To effect a two (2) into one (1) reverse stock split of the outstanding Common Stock, the following paragraph is added at the end of Article FOURTH of the Certificate of Incorporation, as amended, relating to the Capital Stock:

          For the purpose of effecting a two (2) into one (1) reverse stock split upon the filing and effectiveness of this Certificate of Amendment of Certificate of Incorporation (the "Split Effective Date"), each two (2) shares of the Common Stock, par value $.01 per share, issued and outstanding as of the Split Effective Date shall be automatically changed and reclassified on the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock, $0.0001 par value per share. No fractional shares shall be issued. A holder of record of Common Stock, par value $.01 per share, on the Split Effective Date who would otherwise be entitled to a fraction of a share shall be paid in cash for such fractional share.


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     7. The manner in which shares shall be changed by reason of this
Certificate of Amendment of Certificate of Incorporation is as follows:

          The total number of shares which the Corporation is authorized to issue is being increased from One Hundred Ten Million (110,000,000) shares of the par value of One Cent ($.01) per share to Two Hundred Thirty Million (230,000,000) shares, par value $0.0001 per share.

          The par value of all authorized shares of Capital Stock, including all shares of Common Stock and Preferred Stock, is being decreased from One Cent ($.01) per share to $0.0001 per share.

          The total number of authorized shares of Common Stock is being increased from One Hundred Million (100,000,000) shares of the par value of One Cent ($.01) per share to Two Hundred Million (200,000,000) shares, par value $0.0001 per share, at the rate of two (2) for one (1).

          There are presently 46,277,555 issued and outstanding shares of Common Stock, $.01 par value each, and 53,722,445 unissued shares of Common Stock, $.01 par value per share.

          Upon the filing of this Certificate of Amendment of Certificate of Incorporation the 46,277,555 issued and outstanding shares of Common Stock, par value $0.01 per share, shall be reduced to 23,138,777 shares of Common Stock, par value $0.0001 per share, issued and outstanding at the rate of two (2) into one (1), which number shall ultimately be reduced by the total number of fractional shares resulting from the reverse stock split paid for in cash, and the 53,722,445 unissued shares of Common Stock, par value $0.01 per share shall be increased to 176,861,223 unissued shares of Common Stock, par value $0.0001 per share, at the rate of 3.29212907193632 to One
     (1), which number shall ultimately be increased by the total number of fractional shares resulting from the reverse stock split paid for in cash.

          The total number of authorized shares of Preferred Stock is being increased from Ten Million (10,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share to Thirty Million (30,000,000) shares, par value $0.0001 per share, at the rate of three (3) for one (1).

          There are no issued shares of Preferred Stock, $0.01 par value per share. The total number of unissued shares of Preferred Stock is being increased from Ten Million (10,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share to Thirty Million (30,000,000) shares, par value $0.0001 per share, at the rate of three (3) for one (1).

     6. The Certificate of Amendment of Certificate of Incorporation was authorized by the vote of the Board of Directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders held on November 15, 2006.


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     IN WITNESS WHEREOF, RadNet, Inc. has caused this certificate to be signed by Howard G. Berger, M.D., its President, and by Norman R. Hames, its Secretary, this 22nd day of November, 2006.

                                        RadNet, Inc.


                                        By  /s/ Howard G. Berger, M.D.
                                           -----------------------------------
                                            Howard G. Berger, M.D., President



/s/ Norman R. Hames
----------------------------------------
Norman R. Hames, Secretary



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